Exhibit 10.7

Execution Version

SHARE KUN-PLEDGE AGREEMENT

DATED April 15, 2026

NKGEN BIOTECH, INC.

as Pledgor

and

ALPINEBROOK CAPITAL GP I LIMITED

AS Pledgee

in connection with the

U.S.$39,922,134.22 Secured convertible

loan agreement and secured

convertible Promissory note

SCHEDULES

Schedule 1	Details of Original Shares
Schedule 2	Details of Securities Account

EXHIBIT

Exhibit A	Form of Supplemental Agreement
Exhibit B	Form of Notice of Assignment
Exhibit C	Form of Notice and Consent

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SHARE KUN-PLEDGE AGREEMENT

THIS SHARE KUN-PLEDGE AGREEMENT (this “Pledge Agreement”) is entered into as of April 15, 2026, by and among:

(1)	NKGEN BIOTECH, INC., as pledgor (the “Pledgor”); and

(2)	ALPINEBROOK CAPITAL GP I LIMITED, as pledgee (the “Pledgee”).

RECITALS

Whereas:

A.	The Pledgor, NKGen Operating Biotech, Inc., and the Pledgee have entered into that certain Secured Convertible Loan Agreement, dated on or around the date hereof (as amended, restated, amended and restated, the “Loan Agreement”), pursuant to which, the Pledgor has, jointly and severally with NKGen Operating Biotech, Inc., authorised the issuance of a U.S.$39,922,134.22, Secured Convertible Promissory Note with an initial maturity date of April 15, 2027, as amended, restated, amended and restated, replaced or refinanced (the “Note”), to the Pledgee on the Closing Date.

B.	For the purposes of securing the Secured Obligations (as defined below), the Pledgor desires to grant the Pledgee the Kun-Pledge (as defined below) of the Pledged Shares (as defined below) and the Collateral (as defined below) pursuant to the terms and conditions contained herein.

C.	This is the Kun-Pledge as referred to in the Loan Documents.

NOW, THEREFORE, it is agreed as follows:

SECTION 1. Definitions and Interpretation

Terms defined in the Loan Agreement and the Note shall, unless otherwise defined in this Pledge Agreement or the context otherwise requires, have the same meaning when used in this Pledge Agreement. In addition, as used in this Pledge Agreement:

“Account Management Institution” means a company as designated by the Pledgor as account management institution (kyejwa kwalli kikwan in Korean) from time to time and approved by the Pledgee.

“Additional Shares” means any shares in the Company (other than the Original Shares) acquired by the Pledgor after the date of this Pledge Agreement and notified by the Pledgor to the Pledgee of its intention to create the Kun-Pledge thereon in accordance with Section 4.4.

“Assignee Pledgee” has the meaning given to it in Section 10.2.

“Available Rights” has the meaning given to it in Section 8.3.

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“Company” means NKGEN BIOTECH KOREA CO., LTD., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at 440, Changnyong-daero, Yeongtong-gu, Suwon-si, Gyeonggi-do, Korea.

“Collateral” means all of the Pledgor’s rights, titles and interests, now owned or hereafter acquired, in and to the Securities Account and all balances, credits, deposits, monies or other sums now or hereafter in the Securities Account or on deposit in the Securities Account and any interest accrued or payable thereon and the proceeds thereof (for the avoidance of doubt, excluding the Pledged Shares).

“Enforcement Event” means the occurrence of an Event of Default and if an acceleration notice or a demand notice is required pursuant to the Loan Agreement or the Note, an acceleration notice or a demand notice has been served by the Pledgee in accordance therewith.

“Kun-Pledge” has the meaning given to it in Section 2.1.

“Lock-up Period” means July 22, 2025 through July 21, 2026.

“Original Shares” means shares in the Company of which the details are set forth in Schedule 1 hereto.

“Pledged Shares” means, as the context may require, (i) any and all of the Original Shares, (ii) any and all Additional Shares and (iii) any and all shares in the Company acquired by the Pledgor from time to time as a result of consolidation of stocks, stock splits, stock dividends and bonus issues or any other shares in the Company acquired by the Pledgor for no consideration by operation of law by virtue of being the holder of the shares referred to in (i) and (ii) above.

“Pledgee” means, as the context may require, (i) the Original Pledgee and (ii) on or after any Person becomes an Assignee Pledgee pursuant hereto (if any), the Original Pledgee and such Assignee Pledgee.

“Right of Book-entry” means the Pledgor’s right to require the Account Management Institution to effectuate a book-entry transfer of the Original Shares to a securities account on or after the expiry date of the Lock-up Period.

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to any Pledgee, under or pursuant to the Loan Documents.

“Security Period” means the period from the date of this Pledge Agreement until the date on which all of the Secured Obligations have been irrevocably and unconditionally paid and discharged in full and the Pledgee are under no further obligation to provide financial accommodation to the Pledgor under the Loan Documents.

“Securities Account” means the account of the Pledgor held in the name of the Pledgor with the Account Management Institution, details of which are set out in Schedule 2 of this Pledge Agreement.

“Supplemental Agreement” has the meaning given to it in Section 4.4.

Notwithstanding anything to the contrary herein, the provisions of Article VII of the Loan Agreement are incorporated into this Pledge Agreement, mutatis mutandis, as if the same were set out in full herein.

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SECTION 2. Establishment of Kun-Pledge, transfer of the Right of book-entry

2.1	The Pledgor, as transferor, hereby transfers and assigns, to the extent permitted by applicable law, to the Pledgee, as transferee, the Right of Book-entry as, and for the purpose of, security (Yangdo-dambo in Korean) for the due and punctual payment, performance and discharge in full of the Secured Obligations.

2.2	The Pledgor hereby pledges, to the extent permitted by applicable law, to the Pledgee by way of first priority kun-pledge (the “Kun-Pledge”, kun-jilkwon in Korean), the Pledged Shares and the Collateral, and the Pledgee hereby accept such Kun-Pledge, as collateral security for the due and punctual payment, performance and discharge in full of the Secured Obligations. Notwithstanding any other provision to the contrary herein, the Kun-Pledge over the Pledged Shares under this Pledge Agreement shall only be established after the expiry date of the Lock-up Period.

SECTION 3. Pledgor’s Representations and Warranties

3.1	On the date of this Pledge Agreement, the Pledgor represents and warrants to the Pledgee that:

(1)	the Company is a company duly organized and validly existing under the laws of Korea;

(2)	the Original Pledged Shares have been (and the Additional Shares will, when acquired by the Pledgor, have been) validly issued by the Company, and are (and the Additional Shares will, when acquired by the Pledgor, have been) fully paid up;

(3)	the particulars of the Original Pledged Shares as set out in Schedule I and the particulars of the Additional Pledged Shares as set out in any Supplemental Agreement, as the case may be, are accurate in all respects;

(4)	it is the sole owner of, and has the full rights, titles and interests to and in, the Pledged Shares and the Collateral free and clear of any security, encumbrance, attachment or any other restriction (other than as permitted under the Loan Agreement);

(5)	it has good, marketable and freely transferable title to the Pledged Shares and the Collateral, free of any security, encumbrance, attachment or any other restriction (other than as permitted under the Loan Agreement);

(6)	it has not pledged, sold, transferred, assigned or otherwise disposed of, or agreed to pledge, sell, transfer, assign or otherwise dispose of, the Pledged Shares and the Collateral or any part thereof or any of its rights, title and interest thereto and therein;

(7)	the entry into and performance by it of, and the transactions contemplated by, this Pledge Agreement and the granting of the Kun-Pledge do not and will not conflict with any law or regulation applicable to it, any of its constitutional documents, or any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

(8)	it has the full power and authority to enter into, perform and deliver, and has taken all necessary actions to authorize its entry into, performance and delivery of, this Pledge Agreement to which it is a party and the transactions contemplated by this Pledge Agreement;

(9)	all actions, conditions and things required by any applicable law (as at the time of making or being deemed to have made this representation) in order to enter into, create the Kun-Pledge pursuant to, and perform its obligations under, this Pledge Agreement have been taken, fulfilled and done and are in full force and effect; and

(10)	subject to perfection requirements under Section 4, this Pledge Agreement creates an effective first priority perfected Security over the Collateral.

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3.2	Each of the representations and warranties contained in Section 3.1 shall be deemed to be repeated by the Pledgor in favour of the Pledgee by reference to the facts and circumstances then existing on the date of the issuance of the Note and on the date of any Supplemental Agreement.

SECTION 4. Pledgor’S Obligation

4.1	To the extent available, the Pledgor shall deliver on or prior to the date of this Pledge Agreement to the Pledgee the securities account card (“jeung-gwon-ka-deu” in Korean) relating to the Securities Account or such other documents evidencing the Securities Account.

4.2	The Pledgor shall, within three (3) Business Days of the execution date of this Pledge Agreement,

(1)	(x) deliver to the Account Management Institution a notice of assignment in respect of the Pledgor’s assignment of the Right of Book-entry to be exercisable on or after the expiry date of the Lock-up Period, substantially in the form of Exhibit B hereto (or such other form reasonably satisfactory to the Pledgee), (y) obtain the acknowledgement and consent of the Account Management Institution with express statement that the Account Management Institution shall (A) effectuate the transfer and assignment of the Pledgor’s Right of Book-entry to the Pledgee, including transfer of the Original Shares in accordance with the instruction given by the Pledgee if an Enforcement Event has occurred on or after the expiry date of the Lock-up Period and (B) not effectuate any transfer of the Pledged Shares to any account other than the Securities Account without the prior written consent of the Pledgee on or after the expiry date of the Lock-up Period, substantially in the form of Appendix 1 to Exhibit B hereto (or such other form as may be agreed by the Account Management Institution and the Pledgee) and (z) deliver to the Pledgee the copy of the notice set forth in (x) above and the original of the consent set forth in (y) above with a fixed stamp affixed thereon; and

(2)	deliver to the Pledgee a copy of the notice in the form of Exhibit C (or such other form reasonably satisfactory to the Pledgee) sent to the Account Manager and an original of the consent thereto by the Account Manager (with a fixed date stamp affixed thereon) (or such other form reasonably satisfactory to the Pledgee).

4.3	The Pledgor shall, within three (3) Business Days after the expiry date of the Lock-up Period, (i) procure the Account Management Institution to record each Pledgee as pledgee of the Original Shares in the electronic ledger of the relevant Securities Account (jeonja deungrok kyejwabu in Korean) and (ii) deliver to the Pledgee a document satisfactory to the Pledgee showing such recordation of the Kun-Pledge on the Pledged Shares and the Pledgee with electronic ledger of the relevant Securities Account.

4.4	If the Pledgor notifies the Pledgee its irrevocable intention to create the Kun-Pledge over any shares in the Company newly acquired by it, the Pledgor shall, within the time period specified in such notice:

(1)	execute and deliver to the Pledgee a supplemental agreement (the “Supplemental Agreement”) substantially in the form of Exhibit A hereto (or such other form reasonably satisfactory to the Pledgee); and

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(2)	(i) procure the Additional Shares to be credited to the Securities Account, (ii) record or procure the Account Management Institution to record the name and address of each Pledgee as pledgee of the Additional Shares in the ledger of the relevant Securities Account (jeonja deungrok kyejwabu in Korean) and (iii) deliver to the Pledgee a certified copy of the ledger of the Securities Account or other document showing such registration of the Kun-Pledge with ledger of the relevant Securities Account.

For the avoidance of any doubt, this Section 4 shall apply only after the expiry date of the Lock-up Period, and Sections 4.2 shall apply mutatis mutandis to the extent applicable to the creation of the Kun-Pledge contemplated in this Section prior to the expiry date of the Lock-up Period.

4.5	With respect to any Pledged Shares falling in (iii) of the definition thereof, such Pledged Shares shall be automatically subject to the Kun-Pledge in accordance with the Korean Commercial Code without any further action or agreement by any Party, provided, that notwithstanding the foregoing, the Pledgor shall do all such acts or execute all such documents reasonably requested by the Pledgee to ensure that such Pledged Shares are subject to the Kun-Pledge, including, without limitation, execution of a Supplemental Agreement in accordance with Section 4.3 above.

4.6	The Pledgor shall do all such acts reasonably requested by the Pledgee as may be necessary to preserve the Kun-Pledge of the Pledged Shares and the Collateral.

4.7	Other than as permitted under the Loan Agreement, the Pledgor shall not:

(1)	create or permit to subsist any encumbrance on or over the Pledged Shares, the Collateral or any part thereof or interest therein;

(2)	sell, assign, transfer or otherwise dispose of the Pledged Shares, the Collateral or any part thereof or interest therein or attempt or agree so to do; and

(3)	do or cause or permit to be done anything which in any way depreciates, jeopardizes or otherwise prejudices the value of the security created by this Pledge Agreement.

4.8	The Pledgor hereby covenants that this Pledge Agreement and the obligations evidenced hereby will at all times be direct and unconditional general obligations to which it is bound, and will at all times after the execution and delivery thereof rank in right of payment and otherwise at least pari passu with all other unsecured Indebtedness of the Pledgor, whether now existing or hereafter outstanding except for obligations mandatorily preferred by law applying to companies generally.

4.9	The Pledgor shall promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required for the Pledgor to (a) comply with its obligations, and preserve its rights under, this Pledge Agreement and (b) maintain the existence, priority and perfection of the liens purported to be created under this Pledge Agreement.

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SECTION 5. Dividends and Voting Rights

5.1	Unless and until the Pledgee becomes entitled to exercise its rights provided under Section 6, the Pledgor shall be entitled to exercise in its sole discretion, with respect to the Pledged Shares, all rights and powers, conferred by statute or otherwise, upon an absolute owner of the Pledged Shares (including, without limitation, to retain and exercise voting rights in any shareholders’ meeting of the Company and to receive all dividends, interest, principal or other payments of money declared or made with respect to the Pledged Shares) to the extent that such exercise does not conflict with the terms of the Loan Agreement and this Pledge Agreement, provided, that on and after the date on which the Pledgee is entitled to exercise any of its rights provided under Section 6, the Pledgee may at its discretion (in the name of the Pledgor or otherwise and in accordance with the terms and conditions set forth in the Loan Agreement) exercise or cause to be exercised in respect of any Pledged Shares any voting rights and rights to receive dividends, interest, principal or other payments of money, as the case may be, forming a part of the Pledged Shares and rights conferred on or exercisable by the bearer or holder thereof in its capacity as such.

5.2	Notwithstanding anything to the contrary stated herein, the Pledgor hereby covenants and agrees that it shall neither cast any vote nor retain any of the Pledged Shares in any manner that (other than pursuant to a step or matter expressly permitted under the Loan Agreement) (a) materially adversely affects the validity or enforceability of the Kun-Pledge or the rights and remedies of the Pledgee or (b) causes an Event of Default to occur.

SECTION 6. Enforcement by Pledgee

6.1	If an Enforcement Event has occurred, the Pledgee shall become forthwith entitled, as and when it sees fit to put into force and to exercise all or any of the power possessed by the Pledgee as pledgee of the Pledged Shares (or the Collateral or the Right of Book-entry, as applicable) in or towards satisfaction of the Secured Obligations in accordance with this Pledge Agreement and the other finance documents, including without limitation, the right and power to:

(1)	exercise, to the maximum extent permitted by law, all voting, consensual and other powers of ownership pertaining to the Pledged Shares as if the Pledgee were the sole and absolute owners thereof, and the Pledgor agrees that at such time and upon the Pledgee’s request it will take all such actions as may be necessary to give effect to such right;

(2)	demand, sue for, collect or receive, in the name of the Pledgee or in the name of the Pledgor, any money or property at any time payable or receivable on account of or in exchange for any of the Pledged Shares, but shall be under no obligation to do so;

(3)	assign, sell or otherwise dispose of the Pledged Shares to any person, at a public or a private sale, and upon such terms as the Pledgee may reasonably determine and in accordance with any applicable law and the Pledgee or anyone else may be the purchaser, pledgee or recipient of any or all of the Pledged Shares and thereafter hold the same absolutely free from any claims or rights whatsoever, including any rights of redemption, of the Pledgor;

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(4)	to the maximum extent permitted by applicable laws, take over or instigate (by using the name of the Pledgor, if necessary) all such proceedings in connection with the Pledged Shares to enforce the Pledgee’ rights as the pledgee may in its sole discretion think fit (but shall be under no obligation to do so); and

(5)	make any compromise or settlement deemed desirable with respect to any of the Pledged Shares.

6.2	The Pledgor shall be liable for any and all costs and expenses incurred in connection with or arising from the enforcement of the Kun-Pledge pursuant to Section 6.1 hereof.

6.3	The Pledgee shall incur no liability as a result of the sale of the Pledged Shares, the Collateral or any part thereof, at any public or private sale pursuant to Section 6.1 hereof conducted in compliance with any applicable law. The Pledgor hereby waives any claims against the Pledgee arising by reason of the fact that the price at which the Pledged Shares or the Collateral have been sold at such private sale in compliance with any applicable law may be less than the price at which it could have been sold if the Pledgee had not accepted the first offer received or had offered the Pledged Shares or the Collateral to more than one offeree.

6.4	If the proceeds of the collection upon or realization of the collateral pursuant to Section 6.1 are insufficient to cover the costs and expenses of such realization that the Pledgor is liable for under the Loan Documents and the payment in full of the Secured Obligations, the Pledgor shall remain liable for any such deficiency.

6.5	All moneys received or recovered by the Pledgee pursuant to this Pledge Agreement shall, (except, in case of receipt or recovery prior to the enforcement of the Kun-Pledge, as otherwise expressly provided in this Pledge Agreement) be applied (or be paid to the Pledgee for application) to repayment of the Note in accordance therewith.

6.6	Notwithstanding anything to the contrary herein, the Pledgee understands and acknowledges that the Original Shares are subject to, and have been credited to, the Korea Securities Depository lock-up (eui-mu-bo-yu in Korean), and shall not be transferred, sold, assigned, pledged, or otherwise disposed of, prior to the expiry date of the Lock-up Period, and the Original Shares are not subject to the Kun-Pledge under this Pledge Agreement until the expiry date of the Lock-up Period. For the avoidance of doubt, any reference in this Pledge Agreement to the “Pledged Shares” or “Kun-Pledge” shall also be construed as reference to “the Right of Book-entry” or “Yangdo-dambo”, as the case maybe, to the extent permitted by applicable law.

SECTION 7. Attorney-in-Fact

The Pledgor hereby irrevocably appoints the Pledgee as its true and lawful attorney-in-fact, for and on behalf of the Pledgor and in its name, with full power to require, demand and receive any and all moneys and claims for money due and to become due under or with respect to the Pledged Shares and the Collateral to the extent pledged hereunder and to take any action or execute and/or notarize any instrument which the Pledgee may deem necessary to accomplish the purpose hereof (including any minutes of shareholders meeting or shareholders resolution); provided that the Pledgee shall not exercise the authority conferred above unless and until the Pledgee is permitted to exercise any of the rights pursuant to Section 6.1.

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SECTION 8. Continuing and Independent Security

8.1	This Pledge Agreement (including the appointment of the Pledgee as the Pledgor’s attorney-in-fact under Section 7 hereof) and the Kun-Pledge hereby created shall remain in full force and effect as a continuing security for the Secured Obligations until the expiry of the Security Period.

8.2	This Pledge Agreement and the Kun-Pledge hereby created shall be in addition to and not in substitution for or derogation of any other security (whether given by the Pledgor or otherwise) now or from time to time hereafter held by the Pledgee in respect of or in connection with any or all of the Secured Obligations hereby secured.

8.3	For the purpose of exercising any of the rights, powers or remedies conferred upon the Pledgee by this Pledge Agreement or by any applicable law (the “Available Rights”), the Pledgee need not (i) take action or obtain judgment against the Pledgor in any court, (ii) make or file any claim or application of a winding-up or liquidation of the Pledgor, or (iii) enforce or seek to enforce the performance of the Secured Obligations or any other security therefor. For the clarification, the Pledgee may exercise all or any part of the Available Rights (including the enforcement of all or any part of the Kun-Pledge and other security created by any other finance documents and set-off) in such order or manner it sees fit or as instructed in accordance with the Loan Documents.

8.4	The Pledgee may, in its discretion, grant time or other indulgence or make any other arrangement in respect of any of the Secured Obligations or any other security therefor or of any other company or companies, person or persons not parties hereto without prejudice to the security hereby created.

SECTION 9. Further Assurance

The Pledgor shall do all such acts as may be necessary or reasonably requested by the Pledgee including, but not limited to, the execution and delivery of all further instruments, notices and documents and all further action that may be necessary in order to perfect and/or protect any security interest granted or purported to be granted hereby or as reasonably requested by the Pledgee to enable the Pledgee to exercise and enforce their rights and remedies hereunder with respect to the Pledged Shares and the Collateral.

SECTION 10. Assignment

10.1	This Pledge Agreement and the Kun-Pledge created hereunder shall be binding upon and inure to the benefit of the Pledgor and the Pledgee and their respective successors and permitted assigns and permitted transferees.

10.2	Any Pledgee may, in accordance with the Loan Documents and applicable laws, at any time assign all or any part of its rights or obligations to any party (each an “Assignee Pledgee”). The parties hereto agree that to the extent of any such assignment, the Assignee Pledgee shall be deemed to have the same rights, benefits and obligations under this Pledge Agreement as it would have had if it were the Pledgee signatory hereunder. Any and all expenses (including notarial fees, taxes, legal fees, registration fees, stamp duties, etc.) arising out of or in connection with such assignment shall be for the account of the Pledgee concerned.

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10.3	If any Person becomes an Assignee Pledgee pursuant to Section 10.2, the Pledgor shall take such actions as any Pledgee may reasonably require to assist such Pledgee to perfect and complete any such assignment or transfer. Any and all expenses (including notarial fees, taxes, legal fees, registration fees, stamp duties, etc.) arising out of or in connection with such assignment or transfer incurred by any other party hereto shall be for the account of the Pledgee concerned.

10.4	The Pledgor may not assign or transfer any of its rights or obligations hereunder.

SECTION 11. Termination and Release of kun-pledge

11.1	Subject to the terms of the Loan Agreement, the Kun-Pledge shall remain in full force and effect until the expiry of the Security Period. Upon the expiry of the Security Period, the Pledgee shall, at the request from and at the cost of the Pledgor, release the Kun-Pledge then held by the Pledgee and give such notices and take such other actions as may be requested by the Pledgor to effectuate the discharge of security given under this Pledge Agreement.

SECTION 12. [Reserved]

SECTION 13. Miscellaneous

13.1	Notices. Any communication, demand or notice to be given hereunder shall be given in accordance with Section 7.10 of the Loan Agreement to the following addresses:

Pledgee	Address:	71 Fort Street, George Town, Grand Cayman, KY1-1106, Cayman Islands
	Attention:	Hanhan Xu
	Email:	hanhan.hsu@gmail.com

Pledgor	Address:	3001 Daimler Street, Santa Ana, CA 92705
	Attention:	Paul Y. Song
	Email:	psong@nkgenbiotech.com

13.2	Severability. If any of the provisions of this Pledge Agreement shall contravene any law or regulation or be held invalid, this Pledge Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

13.3	Amendments, Changes and Modifications. This Pledge Agreement may be amended, changed, modified, altered or terminated only pursuant to express written consent of the Pledgor and the Pledgee.

13.4	Counterparts. This Pledge Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute an original but all of which together shall constitute one and the same instrument.

13.5	Heading. Headings and titles herein are for convenience only and shall not affect the construction or interpretation of this Pledge Agreement.

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13.6	Entire Agreement. This Pledge Agreement, together with other finance documents, is intended by the parties as the written final expression of each party’s obligations and rights in connection with the Pledged Shares and the Collateral and supersedes all prior and contemporaneous understandings or agreements concerning the subject matter hereof.

13.7	Conflict. In the case of a conflict between the provisions of this Pledge Agreement and the provisions of the Loan Documents, the provisions of this Pledge Agreement shall prevail.

13.8	No Waiver. The Pledgee shall not, by any act, delay, indulgence, omission or otherwise, except by an express written instrument clearly indicating an intention to waive, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising on the part of the Pledgee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.9	Costs and Expenses. The Pledgor shall be liable for any and all costs and expenses incurred by the Pledgee or the Pledgee in connection with the grant, establishment, perfection, protection, preservation and maintenance of, and the exercise of any powers or rights under the Kun-Pledge in favor of the Pledgee.

13.10	Remedies Cumulative. The rights and remedies provided herein are cumulative and may be exercised individually or concurrently, and are not exclusive of any other rights or remedies provided by any applicable law.

13.11	Governing Law and Jurisdiction. This Pledge Agreement and the security created pursuant hereto shall be governed by the laws of Korea in all respects, including matters of construction, validity and performance. The parties hereto agree that any legal action or proceeding arising out of or relating to this Pledge Agreement may be brought in the Seoul Central District Court in Seoul, Korea and the Pledgor hereby irrevocably submits to the non-exclusive jurisdiction of such court.

This Pledge Agreement has been entered into on the date stated at the beginning of this Pledge Agreement.

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SIGNATURE PAGES

Pledgor

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
Name:	Paul Y. Song
Title:	Chief Executive Officer

SIGNATURE PAGE TO
SHARE PLEDGE AGREEMENT

Pledgee

ALPINEBROOK CAPITAL GP I LIMITED

By:	/s/ Hanhan Xu
Name:	Hanhan Xu
Title:	Director

SIGNATURE PAGE TO
SHARE PLEDGE AGREEMENT